Exhibit 99.1

NUVERRA ANNOUNCES APPOINTMENT OF ROBERT FOX

AS PRESIDENT AND CHIEF OPERATING OFFICER

SCOTTSDALE, AZ (June 18, 2018) - Nuverra Environmental Solutions, Inc. (NYSE American: NES) (“Nuverra” or the “Company”) today announced that Robert Fox has been appointed President and Chief Operating Officer, effective immediately. In this newly created role, Fox will report to the Chief Executive Officer and will work closely with the Company’s existing management team to help drive the Company’s strategic priorities and enhance its operational performance.

“I am extremely pleased to welcome Robert to the team at Nuverra,” commented Charlie Thompson, the Company’s Chairman of the Board and Interim Chief Executive Officer. “He brings a wealth of operational expertise, particularly with respect to trucking and logistics, from his many years of senior level management experience with transportation businesses. Robert combines a customer-centric perspective with a very clear understanding that safety is the number one operational priority. We look forward to working with Robert as he helps guide Nuverra’s operations to the next level of excellence.”

Fox joins Nuverra from Comcar Industries, Inc., where he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer. He also previously held senior management positions with Rocor International, Builder’s Transport, Inc. and Burlington Northern Motor Holdings, Inc. Fox holds a B.B.A. degree in accounting from the University of Texas at Arlington and is a Certified Public Accountant.

About Nuverra

Nuverra Environmental Solutions, Inc. is among the largest companies in the United States dedicated to providing comprehensive, full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, and disposal of restricted solids, water, wastewater, waste fluids, and hydrocarbons. The Company provides its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (“SEC”) at http://www.sec.gov.

Source: Nuverra Environmental Solutions, Inc.

602-903-7802

ir@nuverra.com